195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Judith E. Falango Vice President NewAlliance Bank 203 789 2814

NewAlliance to Present at Two Banking Conferences

New Haven, Connecticut, February 4, 2008– NewAlliance Bancshares, Inc. (NYSE: NAL) will present at two banking conferences in February.

Peyton R. Patterson, NewAlliance Chairman, President and Chief Executive Officer, and Merrill B. Blanksteen, Executive Vice President, Chief Financial Officer and Treasurer, will make a presentation at the Sterne Agee Third Annual Bank and Thrift Symposium. The conference will take place at the Rosen Shingle Creek Hotel in Orlando Florida on Monday, February 11, 2008. Although the presentation will not be webcast, a copy of the presentation will be available on the Company’s website, www.newalliancebank.com, in the Investor Relations presentation section.

On Wednesday, February 27, 2008, Ms. Patterson and Mr. Blanksteen will also make a presentation at the Keefe Bruyette & Woods Regional Bank Conference at the Langham Hotel in Boston. Their presentation will be from 10:25 to 11:05 a.m. A webcast of this presentation will be available through the NewAlliance website www.newalliancebank.com, in the Investor Relations section, and a replay will be available for two weeks.

NewAlliance Bancshares is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and fourth largest headquartered in New England. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. On December 31, 2007 the Company had $8.2 billion in assets and $4.4 billion in deposits.